Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Medical Properties Trust, Inc. of our report dated February 22, 2013, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Medical Properties Trust, Inc., which appear in Medical Properties Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, AL

February 22, 2013